Exhibit 5.1

Letterhead of Lowenstein Sandler LLP

August 4, 2014

Revolution Lighting Technologies, Inc.

177 Broad Street, 12th Floor

Stamford, CT 06901

Re: Form S-8 Registration Statement of Revolution Lighting Technologies, Inc.

We have acted as counsel to Revolution Lighting Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s 2013 Stock Incentive Plan, as amended (the “Plan”).

In connection with rendering this opinion, we have examined: (i) the Plan; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate”); (iii) the Amended and Restated Bylaws of the Company; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered for issuance pursuant to the Plan, have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction, including the rules and regulations of stock exchanges or of any other regulatory body, and we have assumed compliance with such other laws, rules and regulations.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP

Lowenstein Sandler LLP